                                                               EXHIBIT NUMBER 11

                    INFORMATION MANAGEMENT RESOURCES, INC.

                   COMPUTATION OF EARNINGS PER COMMON SHARE
              (UNAUDITED AND IN THOUSANDS, EXCEPT PER SHARE DATA)

                                               Three Months Ended     Nine Months Ended
                                                 September 30,         September 30,
                                               ------------------     ------------------
                                                 1996       1995        1996       1995
                                               -------    -------     -------    -------
Pro forma net income                           $   591    $   521     $ 1,535    $ 1,157
                                               =======    =======     =======    =======
Shares:
  Weighted average number of common shares
   outstanding                                   6,404      9,056       6,404      9,056
  Assuming conversion of options issued and
   outstanding                                   4,851      5,146       4,932      5,119
                                               -------    -------     -------    -------
  Weighted average number of common shares
   outstanding as adjusted                     $11,255    $14,202     $11,336    $14,175
                                               =======    =======     =======    =======
Pro forma earnings per common share            $  0.05    $  0.04     $  0.14    $  0.08
                                               =======    =======     =======    =======

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